As filed with the Securities and Exchange Commission on March 10, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GEMINI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1612845
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Address Not Applicable1

(617) 401-4400

(Address of Principal Executive Offices)

Gemini Therapeutics, Inc. 2021 Stock Option and Incentive Plan

(Full Title of the Plans)

Georges Gemayel, Ph.D.

Interim President and Chief Executive Officer

Address Not Applicable1

(617) 401-4400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

Benjamin K. Marsh, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

[1]	In January 2022, the Company became a remote-first company. Accordingly, the Company does not currently maintain a physical headquarters.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 1,728,326 additional shares of Common Stock under the Gemini Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to the lesser of: (i) four percent (4%) of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or (ii) such lesser number of shares of Common Stock as determined by the Company’s’ board of directors or the compensation committee of the Company’s board of directors. Accordingly, on January 1, 2022, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,728,326. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s registration statement filed on Form S-8 filed with the Securities and Exchange Commission on April 13, 2021 (File No. 333-255194), is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-255194) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Form S-4/A filed on January 19, 2021).

4.2	Second Amended and Restated Articles of Incorporation of Gemini Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed on February 11, 2021).

4.3	Amended and Restated By-laws of Gemini Therapeutics, Inc. (incorporated by reference to Exhibit 3.2 to Form 10-K filed on March 29, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Ernst & Young LLP, independent registered accounting firm for Gemini Therapeutics, Inc.

23.2*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.4*	Power of Attorney (included on signature page).

99.1	2021 Stock Option and Incentive Plan (incorporated by reference to Annex D to the Proxy Statement/Prospectus filed on January 19, 2021) and forms of award agreements thereunder (incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed on February 11, 2021)

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 10, 2022.

GEMINI THERAPEUTICS, INC.

By:	/s/ Georges Gemayel
Georges Gemayel
Interim Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Georges Gemayel, Ph.D. as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following person in the capacities and on the date indicated below.

Name	Title	Date

/s/ Georges Gemayel	Executive Chair and Interim Chief Executive Officer	March 10, 2022
Dr. Georges Gemayel

/s/ Brian Piekos	Principal Financial and Principal Accounting Officer	March 10, 2022
Brian Piekos

/s/ Carl Gordon	Director	March 10, 2022
Dr. Carl Gordon

/s/ David Lubner	Director	March 10, 2022
David Lubner

/s/ Tuyen Ong	Director	March 10, 2022
Dr. Tuyen Ong

/s/ Jason Rhodes	Director	March 10, 2022
Jason Rhodes

/s/ Jim Tananbaum	Director	March 10, 2022
Dr. Jim Tananbaum